FOR IMMEDIATE RELEASE

David L. Sokol - Chairman and Chief Executive Officer       (402) 330-8900
Dale R. Schuster - Vice President                           (402) 330-8900

           CALIFORNIA ENERGY ANNOUNCES THE SIGNING OF INDONESIAN
                  CONTRACTS TOTALING UP TO U.S. $2 BILLION

      OMAHA, NEBRASKA, DECEMBER 2, 1994 - California Energy Company, Inc. ("CE") (NYSE, PSE, LSE: CE) announced today that its subsidiary, Patuha Power, Ltd., has signed definitive contracts to build, own and operate a geothermal power facility at the Patuha geothermal field, located in Western Java (the "Patuha Project"). CE executed the Joint Operation Contract for the development and operation of the geothermal steam field with Pertamina (the Indonesian national oil and natural gas company) and a "take or pay" Energy Sales Contract with both Pertamina and PLN (the Indonesian national electric utility).

      Additionally, CE's Dieng Project definitive project agreements, pursuant to CE's November 16, 1994 announced award and Undertaking to Sign, were also executed.

      The Patuha Project is structured as a Build-Own-Operate-Transfer ("BOOT") project under which CE and its joint venture partner, P.T. Enerindo Supra Abadi, will construct a series of power production facilities up to a maximum total aggregate output of 400 net megawatts (MW), own and operate them for a 30-year cooperation period and, following repayment of the project debt and recovery of invested capital during the cooperation period, will transfer the facility to Pertamina at no cost. CE will maintain a majority equity interest in the project and will be the managing partner of the joint venture. P.T. Enerindo Supra Abadi maintains a 10% equity interest in the Project with the option to increase its interest to 30%. Field development and well drilling is expected to begin in early 1995 with construction to follow in late 1995 or early 1996. Commercial operation of the initial unit is expected to begin in early 1998. The cost of the full project could reach U.S. $1 billion.

      David Sokol stated, "We are very pleased to have signed our second geothermal energy sales contract in Indonesia. I would like to express my sincere gratitude to the Indonesian government for their hard work, cooperation and high level of professionalism during the negotiation process for this project and the previously announced Dieng Project." Mr. Sokol added, "The Patuha Project, combined with our recently announced Dieng Project, will bring our total megawatts under contract in Indonesia to 800 MW's and our total potential investment in Indonesia to nearly U.S. $2 billion. This investment represents approximately U.S. $1.2 billion in United States exports of goods and services. We are very optimistic about our future in the region and look forward to working with the Indonesian government on meeting their current and future energy needs."

      These two projects are the fourth and fifth major energy projects CECI has placed under contract in Asia in the past 18 months. The company has successfully financed and begun construction on more than U.S. $500 million in geothermal power projects in the Philippines, totaling 300 MW's and utilizing over U.S. $400 million in U.S. goods and services. In addition, CECI recently signed contracts for a 140 MW combined hydroelectric and irrigation project on the island of Luzon in the Philippines.

      California Energy Company is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW's of power, with an additional 300 MW's under construction
and 970 MW's now under contract.           # # #